Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of February 12, 2009 between Confederate Motors, Inc., a Delaware corporation (f/k/a French Peak Resources Inc., the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

RECITALS:

WHEREAS, the Company and Confederate Motor Company, Inc., a Louisiana corporation. (“Confederate”) anticipate the entry into an Agreement and Plan of Merger and Reorganization, pursuant to which Confederate Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, will merge with and into Confederate, with Confederate remaining as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger,” the date such Merger becomes effective hereinafter referred to as the “Effective Date”);

WHEREAS, as a condition to the consummation of the Merger, and to provide the capital required by Confederate to execute its business strategy as more particularly set forth in the accompanying Offering Memorandum, the Company is offering pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, to accredited investors (the “Offering”), a minimum of 1,050,000 shares (each a “Share”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) for an aggregate purchase price of $1,500,000 (the “Minimum Amount”) up to a maximum of 1,716,667 Shares, for an aggregate purchase price of $2,500,000 (the “Maximum Amount”).  The subscription by conversion of $225,000 principal amount of Bridge Notes previously sold to investors in connection with this Offering will count towards the Minimum and Maximum Amounts;

WHEREAS, the Purchaser desires to subscribe for, purchase and acquire from the Company and the Company desires to sell and issue to the Purchaser the number of Shares, set forth on the signature page of this Agreement upon the terms and conditions and subject to the provisions hereinafter set forth;

WHEREAS, in connection with the purchase of the Shares, the Company and the Purchaser will execute a Registration Rights Agreement dated as of the date hereof pursuant to which the Company will provide certain registration rights to the Purchaser (the “Registration Rights Agreement”); and

WHEREAS, the Company, Confederate, and Anslow & Jaclin, LLP (the “Escrow Agent”) have entered into an Escrow Agreement (the “Escrow Agreement”) to provide for the safekeeping of funds received and documents executed in connection with the Offering.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:
ARTICLE I.
DEFINITIONS

1.1    Definitions.  In addition to the terms defined elsewhere in this Agreement the following terms have the meanings set forth in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Advisor” shall mean CalibraX Capital Advisors, LLC.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.  With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Board of Directors” means the board of directors of the Company.

“Bridge Notes” means the 5% unsecured convertible promissory notes of the Company issued in connection with the Transactions contemplated hereby.

 ”Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

 ”Closing” means a closing of the purchase and sale of the Shares pursuant to Section 2.1.

 ”Closing Date” means, with respect to any purchase of Shares hereunder at a Closing, the Business Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount for such Shares at the applicable Closing and (ii) the Company’s obligations to deliver such Shares at the applicable Closing have been satisfied or waived, including without limitation the Company’s written acceptance of the subscriptions for such Shares as set forth in Section 2.1.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Anslow & Jaclin, LLP.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Escrow Agent” means Anslow & Jaclin, LLP

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock (including shares underlying options) or options to employees, officers, directors or other permitted grantees (provided that issuances to other permitted grantees shall not exceed 500,000 shares in any 12 month period (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement)) of the Company pursuant to any existing or future stock or option plan duly adopted by the Board of Directors (including the affirmative vote of a majority of the non-employee members of the Board of Directors, if any, or a majority of the members of a committee of non-employee directors, if any), (b) securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by the Board of Directors (including the affirmative vote of a majority of the non-employee members of the Board of Directors of the Company, if any) provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business compatible with the business objectives of the Company and in which the Company receives benefits in addition to the investment of funds (or to the stockholders or other owners of such Person), but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(y).

“Initial Closing” shall have the meaning ascribed to such term in Section 2.1.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Majority in Interest” means more than 50% of the Shares held by the Purchasers at any given time.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization among the Company, Confederate, and the Acquisition Sub for the merger of the Acquisition Sub with and into Confederate, pursuant to which the stockholders of Confederate will exchange all of their outstanding shares of capital stock of Confederate for shares of Common Stock.

“Non-Affiliate”, as of particular date, means a Person who is not then an “affiliate” of the Company, as such term is used in Rule 144, and who has not been such an affiliate during the then immediately preceding 90 days.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Per Share Purchase Price” equals $1.50, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement and on or before the Closing.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.8.

"Qualified Equity Financing" means any transaction undertaken by the Company to raise funds for general working capital purposes in exchange for the sale of its equity securities or any other securities that may be converted into or exchanged for its equity securities or on the exercise of which its equity securities may be purchased, with or without additional consideration. For the avoidance of doubt, a Qualified Equity Financing shall not include any issuance of shares by the Company where such issuance either (i) constitutes an Exempt Issuance or an issuance under the Company’s equity incentive plans, (ii) is made in exchange for services provided to the Company or its Subsidiaries, so long as the value of the shares issued do not exceed $500,000 for any one service provider or $2,000,000 in the aggregate, (iii) to any underwriter or financial advisor to the Company or its Subsidiaries or (iv) in any transaction the purpose of which shall be for the Company or any Subsidiary to acquire the business of another entity.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchasers, in the form of Exhibit A attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Shares by each Purchaser as provided for in the Registration Rights Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement.

“Shoe Period” shall have the meaning ascribed to such term in Section 2.1.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

ÒSplit-OffÓ means the split-off of the Company’s pre-existing business (as it exists immediately prior to the Merger) by the sale to Robert Waters of all of the outstanding capital stock of a wholly owned subsidiary of the Company; such sale to be effected substantially contemporaneously with the closing of the Merger.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Shares purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the New York Stock Exchange is open for trading.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global

Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means American Registrar & Transfer Co., or such other transfer agent as the Company may from time to time employ.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a Majority in Interest and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

ARTICLE II.
PURCHASE AND SALE

2.1    Closing.  On each Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, a minimum of $1,500,000 (the Minimum Amount) and up to an aggregate of $2,500,000 (the Maximum Amount) of shares of Common Stock.  Each Purchaser shall deliver to the Escrow Agent, via wire transfer or a certified check, immediately available funds equal to its Subscription Amount and the Company shall cause its transfer agent to deliver to each Purchaser the Shares purchased hereunder, as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the conditions set forth in Sections 2.2 and 2.3, and receipt of subscriptions for the Minimum Amount, an initial Closing shall occur at the offices of the Company or such other location as the parties shall mutually agree. Provided the Minimum Amount has been subscribed for at the Closing of the Merger (the “Initial Closing”), additional Closings of this Offering shall be held thereafter at the discretion of the Company for the thirty (30) days thereafter (the “Shoe Period”) as additional subscription proceeds are received and cleared up to the Maximum Amount.  To the extent that principal under the Bridge Notes converts into Shares at the Closing, the

Shares resulting from such conversion will count toward the Minimum Amount and Maximum Amount.

2.2    Deliveries.

(a)  On or promptly after each Closing Date the Company shall deliver or cause to be delivered to each Purchaser purchasing at that Closing the following:

(i)  this Agreement duly executed by the Company;

(ii) a certificate evidencing a number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price; and

(iv) a legal opinion of Company Counsel, substantially in the form of Exhibit B attached hereto.

(b)  On or before each Closing Date, each Purchaser purchasing at that Closing shall deliver or cause to be delivered to the Company the following:

(i)  this Agreement duly executed by the Purchaser; and

(ii)  the Subscription Amount by wire transfer to the Escrow Agent to the account specified in Exhibit C attached hereto, or by cancellation of indebtedness under the Bridge Notes (in such case the Bridge Note shall be delivered to the Company).

2.3    Closing Conditions.

(a)  The obligations of the Company hereunder in connection with each Closing are subject to the following conditions being met:

(i)  the Merger shall close concurrently with the Initial Closing;

(ii) the accuracy in all material respects on the applicable Closing Date of the representations and warranties of the Purchasers contained herein;

(iii)  all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the applicable Closing Date shall have been performed;

(iv) Company’s written acceptance of subscriptions referenced in Section 2.1, which acceptance shall be at the sole discretion of the Company; and

(v)  the delivery by the Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b)  The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i)  the Merger shall close concurrently with the Initial Closing;

(ii)  the accuracy in all material respects when made and on the applicable Closing Date of the representations and warranties of the Company contained herein;

(iii)  all obligations, covenants and agreements of the Company required to be performed at or prior to the applicable Closing Date shall have been performed;

(iv)  the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(v)  there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

(vi)  from the date hereof to the applicable Closing Date, a banking moratorium shall not have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Shares at the Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Company and Confederate.  As used in this Article III, the Company shall mean the Company immediately following the closing of the Merger and Confederate shall mean Confederate immediately preceding the closing of the Merger.  Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or warranty made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, provided the disclosures in any section or subsection of the Disclosure Schedules shall qualify only the corresponding section or subsection in this Article III, the Company hereby makes the following representations and warranties to the Purchaser:

(a)  Subsidiaries.  All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a).  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  If the Company has no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b)  Organization and Qualification.  The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, does not have and would not reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii), or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)  Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection therewith.  Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)  No Conflicts.  Except as set forth on Schedule 2.1(d), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with or result in a violation of any law, rule, regulation, rder, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of clause (ii), such as does not have and would not reasonably be expected to result in a Material Adverse Effect.

(e)  Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws.

(f)  Issuance of the Shares.  The Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.

            (g)  Capitalization.  The capitalization of the Company is as set forth on Schedule 3.1(g).  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as set forth in Schedule 3.1(g), as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Common Stock or Common Stock Equivalents, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Common Stock or Common Stock Equivalents. The issuance and sale of the Shares will not obligate the Company to issue Common Stock or Common Stock Equivalents or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding Common Stock or Common Stock Equivalents are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors or other Person is required for the issuance and sale of the Shares.  There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s Common Stock or Common Stock Equivalents to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h)  Financial Statements.  Schedule 3.1(h) attached hereto contains the audited consolidated balance sheet and related statements of operations and cash flows of Confederate and its subsidiaries at and for the year ending December 31, 2007 (the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of Confederate and its subsidiaries as of the date thereof and for the period referred to therein and are consistent with the books and records of Confederate and its subsidiaries, except as may be otherwise specified in such financial statements or the notes thereto and except that the Company Financial Statements may not contain all footnotes required by GAAP.

(i)  Material Changes.  Since December 31, 2007, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP, and (C) except as set forth in Schedule 3.1(i), (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any Common Stock or Common Stock Equivalents and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.

(j)  Litigation.  Other than as set forth on Schedule 3.1(j), there is no action, suit, inquiry, notice of violation, or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) or Proceeding which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) would, if there were an unfavorable decision, reasonably be expected to result in, a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor any manager, director or officer thereof, is or has been the subject of any Action or Proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation or Proceeding by the Commission involving the Company or any current or former director or officer of the Company.

(k)  Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which does have or would reasonably be expected to result in a Material Adverse Effect.  None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good.  No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.  The

Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)  Compliance.  Neither the Company nor any Subsidiary (i) is in violation of any order of any court, arbitrator or governmental body, or (ii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as would not reasonably be expected to result in a Material Adverse Effect.

(m)  Regulatory Permits.  The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits would not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)  Title to Assets.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance, except in each case as would not reasonably be expected to result in a Material Adverse Effect.

(o)  Patents and Trademarks.  The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)  Insurance.  Except as disclosed in Schedule 3.1(p), the Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the Subscription Amount.  Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)  Transactions with Affiliates and Employees.  None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than for (i) payment of salary, consulting fees or bonuses in connection with services rendered or to be rendered, (ii) reimbursement for expenses incurred on behalf of the Company, (iii) other employee benefits, including stock option agreements under any stock option plan of the Company, and (iv) agreements in connection with the make-whole referred to in Section 2.3.

(r)  Internal Accounting Controls.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(s)  Certain Fees.  Except as set forth in Schedule 3.1(s), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.  The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

        (t)  Private Placement.  Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchasers as contemplated hereby.

(u)  Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate required to file as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended within a period of one year from the date hereof.

(v)  Registration Rights.  Other than the Purchasers, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(w)  Disclosure.  All disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.   The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(x)  No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, except as set forth in Schedule 3.1(x), neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

(y)  Solvency.  Based on the consolidated financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Shares hereunder (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the anticipated cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.  Schedule 3.1(y) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $25,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $25,000 due under leases required to be capitalized in accordance with GAAP.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(z)  Tax Status. Except for matters that do not have (and would not reasonably be expected to result in), individually or in the aggregate, a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(aa)  No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising.  The Company has offered the Shares for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(bb)  Foreign Corrupt Practices.  Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(cc) Acknowledgement Regarding Purchaser’s Trading Activity.   Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.2(f) and 4.16 hereof), it is understood and acknowledged by the Company (i) that other than with respect to the Advisor, none of the Purchasers have been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Shares for any specified term; (ii) that past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) that any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iv) that each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (a) one or more Purchasers may engage in hedging activities at various times during the period that the Shares are outstanding, including, without limitation, during the periods that the value of the Warrant Shares deliverable with respect to Shares are being determined and (b) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities within the bounds of applicable law or regulation do not constitute a breach of any of the Transaction Documents.

(dd) No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(ee)  Acknowledgment Regarding Purchasers’ Purchase of Shares.  The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Shares.  The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(ff)           Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Shares.

3.2    Representations and Warranties of the Purchaser.  Each of the Purchasers severally, and not jointly, represents and warrants, with respect to such Purchaser, as of the date hereof and as of the applicable Closing Date to the Company as follows:

(a)  Organization; Authority.  The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by the Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate or similar action on the part of the Purchaser.  Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)  Own Account.  The Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof, has no present intention of distributing any of such Shares and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares (this representation and warranty not limiting the Purchaser’s right to sell the Shares pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws).  The Purchaser is acquiring the Shares hereunder in the ordinary course of its business.  The undersigned acknowledges that (i) the Shares will be issued pursuant to applicable exemptions from registration under the Act and any applicable state securities laws, and (ii) the Shares have not been registered under the Act, in reliance on the exemption from registration provided by Section 4(2) thereof.  In connection therewith, the undersigned hereby covenants and agrees that it will not offer, sell, or otherwise transfer the Shares unless and until it obtains the consent of the Company and such Shares are registered pursuant to the Act and the laws of all jurisdictions which in the opinion of the Company may be applicable or unless such Shares  are, in the opinion of the Company, otherwise exempt from registration thereunder.

(c)  Purchaser Status.  At the time the Purchaser was offered the Shares, it was, and at the date hereof it is, and on each date on which it exercises any Warrants it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or

(a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.  The Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d)  Experience of The Purchaser.  The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  The Purchaser has had the opportunity to ask questions and obtain information necessary to make an investment decision.  To the extent the undersigned has taken advantage of such opportunity, they have received satisfactory answers concerning the purchase of the Shares.  Purchaser understands that the offer and sale of the Shares is being made only by means of this Agreement.  Purchaser understands that the Company has not authorized the use of, and Purchaser confirms that Purchaser is not relying upon any other information, written or oral, other than material contained in this Agreement, the Offering Memorandum accompanying this Agreement and the Transaction Documents.  The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment and its financial condition is such that it has no need for liquidity with respect to its investment in the Shares to satisfy any existing or contemplated undertaking or indebtedness.  The Purchaser has discussed with its professional, legal, tax and financial advisers the suitability of an investment in the Company by the undersigned for its particular tax and financial situation.  All information that the undersigned has provided to the Company concerning itself and its financial position is correct and complete as of the date set forth below, and if there should be any material change in such information, the undersigned will immediately provide such information to the Company.

(e)  General Solicitation.  The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.  The Purchaser did not enter into any discussions or initiate any contacts (in each case, regarding the offer or sale of the Shares) as a result of any General Solicitation, including the Registration Statement, nor did the Purchaser decide to enter into this Agreement as a result of any General Solicitation. As used herein, “General Solicitation” means any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(f) Short Sales and Confidentiality Prior To The Date Hereof. Other than consummating the transactions contemplated hereunder, such Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period starting at the time (“Discussion Time”) that such Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending on the date hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement. Other than to other Persons party to this Agreement, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1     Transfer Restrictions.

(a)  The Shares may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the Purchaser, in connection with the Merger, or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Transfer Agent, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement.

(b)  The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Shares purchased hereunder in the following form:

THIS SECURITY HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, the Purchaser may transfer pledged or secured Shares to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge, provided that the Purchaser acknowledges and agrees that a legal opinion reasonably satisfactory to the Company and the Transfer Agent shall be required in order to effect the transfer of pledged Shares to a pledgee or secured party in the event of a foreclosure on such pledged Shares.  At the Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares.

4.2      Intentionally Omitted.

4.3      Integration.  From and after the applicable Closing Date, the Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares to the Purchasers in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchasers.

4.4     Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Shares under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.5     Securities Laws Disclosure; Publicity. The Company shall, by 8:30 a.m. (New York City time) on the fourth Trading Day immediately following the date hereof, issue a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby, and filing the Transaction Documents (but not the Disclosure Schedule) as exhibits thereto. No Purchaser shall issue any press release or otherwise make any public statement regarding the transactions contemplated hereby without the prior consent of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the Purchaser shall promptly provide the Company with prior notice of such public statement or communication.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except as required by law or Trading Market regulations.

 4.6     Non-Public Information.  Except with respect to the Offering Memorandum provided to the Purchaser on a confidential basis in connection with this Agreement and the material terms and conditions of the transactions contemplated by the Transaction Documents and the Merger Agreement, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that the Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.7     Use of Proceeds.  Except as set forth on Schedule 4.7 attached hereto, the Company shall use the net proceeds from the sale of the Shares hereunder for working capital purposes, and shall not use such proceeds for (a) the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) the redemption of any Common Stock or Common Stock Equivalents or (c) the settlement of any outstanding litigation.

4.8     Indemnification of Purchasers.   Subject to the provisions of this Section 4.8, the Company will indemnify and hold the Purchaser and its directors, officers, stockholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, stockholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of the Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of the Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings the Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by the Purchaser which constitutes fraud, negligence, willful misconduct or malfeasance).  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time (not less than 30 days) to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel for all of the Purchasers.  The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

4.9      Equal Treatment of Purchasers.  No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents.  For clarification purposes, this provision constitutes a separate right granted to the Purchaser by the Company and negotiated separately by the Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Shares  or otherwise.

4.10     Form D; Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to Purchaser promptly upon request of the Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Purchaser.

4.11     Furnishing of Information.  The Company shall comply with Section 8.1 of the Registration Rights Agreement, which Section 8.1 is incorporated by reference herein.

4.12.           Accountants.  Until the time the Company becomes subject to the reporting provisions of the Exchange Act, or in the event the Company has not filed one or more reports with the Commission under the Exchange Act as provided in Section 4.11 above, the Company shall promptly give the Purchaser notice of any change in the firm of independent certified public accountants utilized by the Company.

4.13           Access to Records. Until the time the Company becomes subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, and only if the Company has not filed one or more reports with the Commission thereunder as provided in Section 4.11 above, the Company shall furnish to each Purchaser that holds Shares , or any of its duly authorized representatives, attorneys or accountants reasonable access to any and all records at the premises of the Company where such records are kept, such access being afforded without charge, but only upon reasonable request stating the purpose of such request and during normal business hours.  Each such Purchaser making such request agrees to request to execute a confidentiality agreement or similar document reasonably requested by the Company.

4.15           Preservation of Corporate Existence.  During the period that the Company is required to file reports  under Section 4.11, the Company shall preserve and maintain its corporate existence, rights, privileges and franchises in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business or operations and where the failure to qualify or remain qualified might reasonably have a Material Adverse Effect upon the financial condition, business or operations of the Company and its Subsidiaries taken as a whole.  Nothing in Sections 4.11 or 4.15 shall restrict the Company from engaging in a sale of the Company, however effected, including by merger, sale or exchange of stock, or sale of assets.

4.16           Short Sales and Confidentiality After The Date Hereof. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period commencing at the Discussion Time and ending at the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 4.5. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in Section 4.5, such Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Disclosure Schedules. Each Purchaser severally and not jointly with any other Purchaser, understands and acknowledges, and agrees, to act in a manner that will not violate the positions of the Commission as set forth in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance. Notwithstanding the foregoing, no Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 4.5. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement.

4.17           Subsequent Equity Sales. From the date hereof until such time as no Purchaser holds any of the Shares, the Company shall be prohibited from effecting or entering into an agreement to effect any subsequent financing involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. For purposes of clarity, a Variable Rate Transaction shall not include (i) the issuance of securities that adjust pursuant to anti-dilution provisions therein in the event of certain subsequent issuances of Common Stock and Common Stock Equivalents, (ii) any merger in which the consideration paid for shares of the Company’s capital stock depends in whole or part on the trading price or quotations for the shares of Common Stock, if such merger is not done primarily for capital-raising purposes, and (iii) any other transaction not done primarily for capital-raising purposes. Notwithstanding the foregoing, Section 4.16 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.

4.18           Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Common Stock pursuant to this Agreement and Warrant Shares pursuant to any exercise of the Warrants.

4.19           Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Shares under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.20           Capital Changes and Repayment of Certain Indebtedness. Until the one (1) year anniversary of the Closing Date, the Company shall not undertake a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of a Majority in Interest.  Notwithstanding the foregoing, this Section 4.20 shall not apply to any such split or reclassification done by the Company in good faith in order to facilitate (A) any public offering of securities of the Company, (B) any other bona fide capital-raising transaction or sale of the Company (however effected, including by merger, sale or exchange of securities or sale of assets), or (C) obtaining or maintaining any listing of the Company’s common stock on any stock exchange, including NASDAQ.

4.21           Participation in Subsequent Qualified Equity Financings. From the date of the final Closing until the Purchaser shall have sold all of the Shares and Warrant Shares acquired upon conversion of the Shares purchased hereunder, upon any Qualified Equity Financing by the Company or any of its Subsidiaries (a “Subsequent Financing”), each Purchaser shall have the right to participate in such financing up to the greater of (i) 100% of the Issue Amount and (ii) 100% of the Subscription Amount paid for the Shares by the initial Purchaser thereof for the Shares held by such Purchaser (the “Participation Maximum”), all on the same terms and conditions as the participant or participants in such Qualified Equity Financing whose terms and conditions are least favorable to the Company. Unless the Company is specifically instructed in writing by an individual Purchaser to suspend such notices, at least five (5) Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Purchaser a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Purchaser if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Purchaser, and only upon a request by such Purchaser, for a Subsequent Financing Notice, the Company shall promptly, but no later than one Trading Day after such request, deliver a Subsequent Financing Notice to such Purchaser. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the Person with whom such Subsequent Financing is proposed to be effected, and attached to which shall be a term sheet or similar document relating thereto. If by 5:30 p.m. (New York City time) on the fifth (5th) Trading Day after all of the Purchasers have received the Pre-Notice, notifications by the Purchasers of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Participation Maximum, then the Company may effect the remaining portion of such Subsequent Financing on the terms and to the Persons set forth in the Subsequent Financing Notice. If the Company receives no notice from a Purchaser as of such fifth (5th) Trading Day, such Purchaser shall be deemed to have notified the Company that it does not elect to participate. The Company must provide the Purchasers with a second Subsequent Financing Notice, and the Purchasers will again have the right of participation set forth above in this Section 4.15, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 60 Trading Days after the date of the initial Subsequent Financing Notice. If the Company receives responses to Subsequent Financing Notices from Purchasers seeking to purchase more than the aggregate amount of the Participation Maximum, each such Purchaser shall have the right to purchase their Pro Rata Portion (as defined below) of the Participation Maximum. “Pro Rata Portion” is the ratio of (x) the Subscription Amount of Shares purchased by a participating Purchaser and (y) the sum of the aggregate Subscription Amount of all participating Purchasers.

ARTICLE V.
MISCELLANEOUS

5.1   Termination.  This Agreement may be terminated by any Purchaser, as to such

Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before 5:30 p.m. (New York City time) on October 31, 2008; provided, however, that such termination will not affect the right of any party to sue for any breach by the other party (or parties).

5.2   Fees and Expenses.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Purchasers.

5.3           Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4           Notices.  Any and all notices or other communications or deliveries to be provided by the Purchaser hereunder, shall be in writing and delivered personally, by facsimile, pdf or other electronic delivery, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth below, or such other email address, facsimile number or address as the Company may specify for such purpose by notice to the Purchaser delivered in accordance with this Section 5.4.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, pdf or other electronic delivery,or sent by a nationally recognized overnight courier service addressed to the Purchaser at the address set forth below.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic delivery at the facsimile number or email address specified in this Section 5.4 prior to 5:30 p.m. (New York City time), (ii) the Business Day immediately following the date of transmission, if such notice or communication is delivered via facsimile or electronic delivery at the facsimile number or email address specified in this Section 5.4 between 5:30 p.m. (New York City time) and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

If to the Company (before the Initial Closing), to:

Confederate Motors, Inc.
(formerly, French Peak Resources Inc.)
300 Park Avenue, Suite 1700
New York, NY 10022

(917) 693-7561 - Phone
(732) 577-1188 - Fax
Attention: Ruth Shepley, CEO

with a copy to:

Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
(732) 409-1212 - Phone
(732) 577-1188 - Fax
gJaclin@anslowlaw.com

If to the Company (after the Initial Closing), to:

Confederate Motors, Inc.
2222 5th Avenue South
Birmingham, Alabama 35233
(205) 324-9888- Phone
(205) 449-9747 - Fax
matt@confederate.com
Attention: H. Matthew Chambers

with a copy to:

G. Chance Turner, Esq.
2 North 20th Street
Suite 1150
Birmingham, AL 35203
(205) 986-3729 - Phone
(205) 986-3725 - Fax

If to the Purchaser, as set forth on the signature pages attached hereto.

5.5           Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers of at least 75% in interest of the Shares and Warrant Shares still held by Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger).  Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Shares, provided that such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8             No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10.

5.9           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, County of New York (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Transaction Documents and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Transaction Documents or the transactions contemplated hereby or thereby. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other reasonable costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

5.10           Survival.  The representations and warranties shall survive the Closing and the delivery of the Shares for the applicable statue of limitations.

5.11           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13           Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

5.14           Replacement of Shares.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.  The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Shares.

5.15           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16           Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17           Usury.  To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document.  Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate.  It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law.  If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

5.18           Independent Nature of Purchasers’ Obligations and Rights.  The obligations of the Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  The Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.  The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

5.19           Liquidated Damages.  The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.20           Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.21           Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.  As used herein, unless the context indicates otherwise, the phrase “the Purchaser” refers to each of the Purchasers, respectively.  Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

5.22           WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CONFEDERATE MOTORS, INC.

By:__________________

Name: Mr. H. Matthew Chambers

Title: CEO

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASERS FOLLOW]

PURCHASER SIGNATURE PAGES TO CONFEDERATE MOTOR COMPANY SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Purchaser:

Facsimile Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Shares for Purchaser (if not same as address for notice):

___________________________________________

Subscription Amount:

SSN / EIN Number:  [provide this under separate cover]

APPENDIX A
TO CONFEDERATE MOTOR COMPANY SECURITIES PURCHASE AGREEMENT

CONFIDENTIAL INVESTOR QUESTIONNAIRE

Purchaser represents and warrants that Purchaser is an “accredited investor” because Purchaser is (initial applicable box(es):

[ ]	an individual whose individual net worth, or joint net worth with his or her spouse (if any), at the time of purchase exceeds $1,000,000;

[ ]
an individual who had an individual income in excess of $200,000 in each of the two most recent calendar years, or joint income with his or her spouse (if any) in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current calendar year;

[ ]	a director or an executive officer of the Company;

[ ]
a trust or a person acting on behalf of a trust (i) with total assets in excess of $5,000,000, (ii) which was not formed for the specific purpose of acquiring the Shares, and (iii) whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment;

[ ]
any organization described in Section 501(c)(3) of the Internal Revenue Code, as amended, corporation, Massachusetts or similar business trust, or partnership (i) not formed for the specific purpose of acquiring the Shares, and (ii) with total assets in excess of $5,000,000; or

[ ]	any entity in which all of the equity owners are accredited investors.

Indicate whether you are you a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934 or an affiliate of such broker or dealer.

[   ] Yes                      [   ]  No

If yes, please provide the following information:

Name of Broker/Dealer ____________________________________

Address of Broker/Dealer __________________________________

Position held with or relationship to Broker/Dealer  ______________________________

The foregoing statements are true and accurate to the best of my information and belief and I will promptly notify Confederate, Inc. if any of the responses to the foregoing questions should be changed.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Exhibit A

Form of Registration Rights Agreement

Exhibit B

Form of Legal Opinion

1.           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents, and to carry out the transactions contemplated by the Transaction Documents and each other document or instrument executed by it in connection therewith or pursuant thereto, including the sale, issuance and delivery of the Shares and the issuance and delivery of the Warrant Shares upon exercise of the Warrants.

2.           The execution and delivery of the Transaction Documents by the Company, the performance of the Company’s obligations thereunder and the sale, issuance and delivery of the Shares, have been duly and validly authorized by all necessary actions on the part of the Company, its directors and its stockholders and each of the Transaction Documents constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  Assuming a sufficient number of authorized but unissued shares of common stock of the Company, par value $0.001 per share, are available for issuance when the Warrants are exercised for Warrant Shares, the Warrant Shares, when issued and delivered upon exercise of the Warrants in accordance with the Warrants, will be validly issued, fully paid and nonassessable.

3.           The execution and delivery by the Company of the Transaction Documents, and the consummation by the Company of the transactions contemplated thereby, do not (a) to our knowledge, violate the provisions of any U.S. federal law, rule or regulation applicable to the Company or the Delaware General Corporations Law; (b) to our knowledge, violate the provisions of the Charter or By-laws; (c) to our knowledge, violate any judgment, decree, order or award of any court, governmental body or arbitrator specifically naming the Company; or (d) with or without notice and/or the passage of time, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any agreement to which the Company is a party.

4.           The issuance and sale of the Shares is not subject to any statutory preemptive rights under the Delaware General Corporations Law, or similar rights under the Charter or By-laws.

5.           To our knowledge, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject which, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to our knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Exhibit C

Subscription Instructions

(a)           Transaction Documents

Prior to 5:00 p.m. Eastern time on the Closing Date, the Purchaser shall review, complete and execute this Agreement, the Confidential Investor Questionnaire attached hereto as Appendix A, and the Registration Rights Agreement (collectively, the “Transaction Documents”), and deliver such Transaction Documents to the address provided below. (Executed agreements and questionnaires may be delivered by facsimile or via electronic mail with an attached “.pdf” using the facsimile number or email address provided below if the Purchaser immediately thereafter confirms receipt of such transmission and delivers the original copies of the agreements and questionnaire as soon as practicable thereafter.)

Confederate Motor Company, Inc.
2222 5th Avenue South
Birmingham, Alabama 35233
(205) 324-9888- Phone
(205) 449-9747 - Fax
matt@confederate.com
Attention: H. Matthew Chambers

(b)           Subscription Amount

Simultaneously with the delivery of the Transaction Documents to Confederate as provided herein, and in any event on or before 5:00 p.m. Eastern time on the Closing Date, each Purchaser that is purchasing Shares for cash shall deliver to the Escrow Agent the full Purchase Price for the Purchaser’s Shares by wire transfer of immediately available funds pursuant to wire transfer instructions provided below:

ANSLOW & JACLIN, LLP - ATTORNEY TRUST ACCOUNT
As Agent for Confederate Motors, Inc.,
formerly known as French Peak Resources Inc.

ACCOUNT NO.: 2 0 0 0 0 1 3 2 9 2 9 6 8
ABA ROUTING NO.: 0 3 1 2 0 1 4 6 7

BANK: WACHOVIA BANK NA
             800 WEST MAIN STREET
             FREEHOLD, NEW JERSEY 07728

Any Purchaser that proposes to purchase Shares with Confederate Debentures shall tender the original executed Debentures to Confederate Motors, Inc. to be used in payment for the Shares subscribed for by such Purchaser and hereby authorizes

Confederate, Inc. to mark “CANCELLED” any Confederate Debentures that the Company accepts in payment for Shares.

DISCLOSURE SCHEDULES

Reference is made to the Securities Purchase Agreement (“Purchase Agreement”) of even date herewith by and among Confederate Motor Company, Inc. (the “Company”) and the other signatories thereto, regarding the issuance of the Shares of the Company as defined in the Purchase Agreement.

These Disclosure Schedules are being furnished pursuant to the Purchase Agreement.

Capitalized terms used in these Disclosure Schedules and not otherwise defined herein have the meaning given to them in the Purchase Agreement.

The fact that an item is disclosed in these Disclosure Schedules does not mean that such item is required to be disclosed or that it is material.

Dated as of November 1, 2008.

Schedule 3.1 (a)   Direct and Indirect Subsidiaries of the Company

The Company has no direct or indirect subsidiaries.

Schedule 3.1 (f)  Issuance of the Shares

The Securities are subject to restrictions under applicable securities laws.

Schedule 3.1 (g)  Capitalization of the Company

This Schedule 3.1(g) describes the capitalization of Confederate Motor Company, Inc. immediately prior to the consummation of the Transactions.  Please refer to the Private Placement Memorandum for this Offering and the Transaction Documents for a description of the post-transaction capitalization of the Company.

The Transaction Documents contemplate the issuance of certain securities.

There are stockholder agreements between the Company and the following stockholders, respectively:

Schedule 3.1 (h)  Company Financial Statements

The Company Financial Statements follow.

Schedule 3.1 (i)  Material Changes

None.

Schedule 3.1 (n)  Title to Assets

None.

Schedule 3.1 (q) Transactions With Affiliates and Employees

None.

Schedule 3.1 (s)  Certain Fees

Section 5 of the letter of intent between CalibraX Capital Advisors, LLC and the Company contemplates that broker-dealers will receive a cash commission equal to 7% of the funds raised in the PIPE and warrant coverage for 7% of the Shares placed in the PIPE.

Schedule 3.1 (y)  Solvency

Indebtedness

As of November 1, 2008, immediately prior to the consummation of the Transactions, Confederate has the following Indebtedness:

Balance
Government agency note (SBA)	$96,962
Bank note payable	6,744
Bank note payable	28,784
Customer note payable	84,101

Schedule 3.1 (dd)  No Disagreements With Accountants and Lawyers

None.

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